                                                                      Exhibit 12

                 The Williams Companies, Inc. and Subsidiaries
           Computation of Ratio of Earnings to Combined Fixed Charges
                   and Preferred Stock Dividend Requirements
                             (Dollars in millions)


                                                                       Nine months ended
                                                                       September 30, 1996
                                                                       ------------------
Earnings:
   Income from continuing operations before income taxes                      $379.0
   Add:
      Interest expense - net                                                   261.1
      Rental expense representative of interest factor                          19.6
      Interest accrued - 50 percent owned company                                1.3
      Other                                                                      2.8
                                                                              ------

         Total earnings as adjusted plus fixed charges                        $663.8
                                                                              ======

Fixed charges and preferred stock dividend requirements:
   Interest expense - net                                                     $261.1
   Capitalized interest                                                          4.5
   Rental expense representative of interest factor                             19.6
   Pretax effect of dividends on preferred stock of
      the Company                                                               12.4
   Interest accrued - 50 percent owned company                                   1.3
                                                                              ------

         Combined fixed charges and preferred stock dividend
           requirements                                                       $298.9
                                                                              ======

Ratio of earnings to combined fixed charges and
   preferred stock dividend requirements                                        2.22
                                                                              ======